Exhibit 4.83

INDEMNIFICATION LETTER

November 1, 2007

GLITNIR BANKI HF

222 E. 41st Street

New York, New York 10017
Fax: (212) 922-0882

Attention: Charles J. Arrigo II

With a copy to:

GLITNIR BANKI HF

Kirkjusandur 2

155 Reykjavik, Iceland

Fax: (354) 440-4520

Attention: Olafur Sveinsson, International Banking

NGP BLUE MOUNTAIN I LLC
1755 East Plumb Lane, Suite 220

Reno, Nevada 89502

Attention: Max Walenciak

with two copies (one to each of the contacts listed in the attention line below) to:

NEVADA GEOTHERMAL POWER INC.
Suite 900 - 409 Granville Street

Vancouver, BC V6C 1T2

Canada

Fax: (604) 688-5926

Attention: Brian Fairbank & Andrew Studley

Re: NGP Blue Mountain I LLC — Development Loan Agreement

Reference is hereby made to the Development Loan Agreement entered into on November 1, 2007 (the “Loan Agreement”) between NGP Blue Mountain I LLC (the “Borrower”) and Glitnir Banki hf (the “Lender”). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Loan Agreement.

Nevada Geothermal Power Inc. (“StateplaceNevada Geothermal”) is an affiliate of the Borrower and will derive substantial benefit from the making of the Loans under the Loan Agreement. In order to induce the Lender to enter into the Loan Agreement, Nevada Geothermal hereby agrees to indemnify and hold the Borrower and the Lender and its respective owners, officers, directors, employees, representatives, agents, legal counsel, consultants, advisors and Affiliates harmless from and against any and all losses, claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys' fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), which are asserted against, imposed upon or incurred by any of them in connection with or as a result of or related to that certain dispute with a former drilling contractor Black Gold Equipment & Leasing, LLC regarding certain drilling services rendered for an approximate amount of U.S.$900,000 submitted to binding arbitration under the laws of the State of StateplaceNevada.

In addition, Nevada Geothermal hereby further represents and warrants that all material work to be performed under the Expiring Drilling Contract has been performed prior to the date hereof and such Expiring Drilling Contract will not be renewed in accordance with the terms thereof except if such renewal is entered into with the Borrower in form and substance satisfactory to the Lender.

THIS INDEMNITY LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[Signature Pages Follow]

NEVADA GEOTHERMAL POWER INC. By: /s/ Andrew Studley Name: Andrew Studley Title: CFO

AGREED AND ACKNOWLEDGED

GLITNIR BANKI HF By: /s/ Charles J. Arrigo I Name: Charles J. Arrigo I Title: Director By: /s/_________________ Name: Title: Senior Manager

NGP BLUE MOUNTAIN I LLC
By: /s/ Andrew Studley Name: Andrew Studley Title: CFO

Signature Page to Indemnification Letter